ISSUER FREE WRITING PROSPECTUS NO. 502NN

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated September 11, 2008

Bearish Autocallable Optimization Securities with Contingent Protection Linked to the SPDR® KBW Regional BankingSM ETF

Deutsche Bank AG, London Branch

$• Securities Linked to the SPDR® KBW Regional BankingSM ETF due on or about March 31, 2010

Investment Description

Bearish Autocallable Optimization Securities with Contingent Protection Linked to the SPDR® KBW Regional BankingSM ETF (the “Securities”) are designed for investors who want to express a neutral or bearish view of the U.S. regional banking sector through an investment linked to the SPDR® KBW Regional BankingSM ETF (the “Fund”). If the Fund Level closes at or below the Fund Starting Level on any Observation Date (including the Final Valuation Date), the Securities will be called for an annualized return of between 19.60% and 23.60% (to be determined on the Trade Date). If the Securities are not called, at maturity you will receive your initial investment amount, unless the Fund Level closes above the Trigger Level on any trading day during the Observation Period, in which case you will receive a payment equal to your initial investment amount reduced by the Fund Return. You must be willing to risk losing up to 100% of your initial investment. The contingent protection feature only applies at maturity.

Features

❑

Positive Call Return in Flat or Bearish Markets—The Securities will be called, and you will receive a positive return on your investment, if the Fund Level on any Observation Date is equal to or less than the Fund Starting Level.

❑

Contingent Protection of Your Initial Investment—If the Securities are not called, at maturity the contingent protection feature protects your initial investment if the Fund Level never closed above the Trigger Level.

❑	Express a Neutral or Bearish View of the U.S. Regional Banking Sector—The Securities are linked to the Fund, which currently comprises 53 companies involved in the U.S. regional banking sector.

Key Dates1

Trade Date	September 25, 2008

Settlement Date	September 30, 2008

Final Valuation Date[2]	March 26, 2010

Maturity Date[2]	March 31, 2010

1 Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

2 Subject to postponement in the event of a market disruption event and as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement NN.

Security Offerings

We are offering Bearish Autocallable Optimization Securities with Contingent Protection Linked to the SPDR® KBW Regional BankingSM ETF. The Securities are our senior unsecured obligations and are offered at a minimum investment of $1,000 (100 securities).

See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated October 10, 2006, the prospectus supplement dated November 13, 2006, product supplement NN dated May 1, 2008 and this free writing prospectus. See “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement NN for risks related to investing in the Securities.

Deutsche Bank AG has filed a registration statement (including the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 and product supplement NN dated May 1, 2008) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest in the Securities, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409. You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying prospectus, the prospectus supplement and product supplement NN. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10.00	$0.15	$9.85

Total	$	$	$

(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this free writing prospectus, together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which the Securities are a part, and the more detailed information contained in product supplement NN dated May 1, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product Supplement NN dated May 1, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508099134/d424b21.pdf

♦	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

♦	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Bearish Autocallable Optimization Securities with Contingent Protection Linked to the SPDR® KBW Regional BankingSM ETF that are offered hereby, unless the context otherwise requires.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦	You believe the Fund Level will not close above the Trigger Level on any trading day during the Observation Period;

♦	You believe that the Fund Level will close at or below the Fund Starting Level on at least one Observation Date (including the Final Valuation Date);

♦

You are willing and able to hold Securities that will be called on any Observation Date on which the Fund Level closes at or below the Fund Starting Level or otherwise to hold the Securities to maturity;

♦	You do not seek an investment for which there is an active secondary market;

♦	You do not seek current income from this investment;

♦	You are willing to risk losing your entire initial investment if the Fund Level closes above the Trigger Level on any trading day during the Observation Period and the Fund Return is positive; and

♦	You seek an investment with exposure to the U.S. regional banking sector.

The Securities may not be suitable for you if, among other considerations:

♦	You believe the Fund Level will close above the Trigger Level on any trading day during the Observation Period and that at maturity the Fund Return will be positive;

♦	You believe stock prices of companies represented in the Fund will increase during the Observation Period and may not decrease until at least the second quarter of 2010;

♦	You seek an investment that offers 100% protection of your initial investment;

♦	You are not willing to make an investment in which you could lose up to 100% of your initial investment;

♦	You seek an investment for which there will be an active secondary market;

♦

You seek an investment whose return is not limited to the pre-specified Return on Call Date, a total return based upon an annualized return of between 19.60% and 23.60% (the actual annualized return upon which the Return on Call Date is based will be set on the Trade Date);

♦

You are unwilling or unable to hold Securities that will be called on any Observation Date on which the Fund Level closes at or below the Fund Starting Level or otherwise to hold the Securities to maturity;

♦	You prefer the lower risk – and therefore accept the potentially lower returns – of fixed income investments with comparable maturities and credit ratings;

♦	You seek current income from your investment; or

♦	You do not seek exposure to the U.S. regional banking sector.

Indicative Terms

Issuer	Deutsche Bank AG, London Branch

Issue Price	$10.00 per Security (subject to a minimum purchase of 100 Securities)

Term	18 months

Underlying Fund	SPDR® KBW Regional BankingSM ETF (Bloomberg symbol: KRE)

Call Feature	The Securities will be called if the Fund Level on any Observation Date is equal to or less than the Fund Starting Level.

Observation Dates

December 26, 2008, March 26, 2009, June 25, 2009, September 25, 2009, December 28, 2009 and the Final Valuation Date, subject to postponement in the event of a market disruption event and as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement NN

Call Settlement Dates	Three business days following the relevant Observation Date

Return on Call Date

If the Securities are called, investors on the relevant Call Settlement Date will receive a cash payment per $10.00 Security face amount equal to the Call Price for the applicable Observation Date. The Return on Call Date will be based upon an annualized return of between 19.60% and 23.60%. The table below assumes an annualized return of 21.60%. The actual annualized return upon which the Return on Call Date is based will be determined on the Trade Date.

Observation Date	Return on Call Date	Call Price (per $10.00 Security face amount)
December 26, 2008	5.40%	$10.54
March 26, 2009	10.80%	$11.08
June 25, 2009	16.20%	$11.62
September 25, 2009	21.60%	$12.16
December 28, 2009	27.00%	$12.70
March 26, 2010 (Final Valuation Date)	32.40%	$13.24

Payment at Maturity (per $10.00 Security)

If the Securities are not called and the Fund Level never closes above the Trigger Level on any trading day during the Observation Period, you will receive a cash payment on the Maturity Date equal to $10.00 per $10.00 Security face amount (a zero return).

If the Securities are not called and the Fund Level closes above the Trigger Level on any trading day during the Observation Period, you will receive a cash payment on the Maturity Date equal to:

$10.00 x (1 - Fund Return) subject to a minimum payment of zero;

In this case, you will lose some, or, if the Fund Return is at least +100%, all of your initial investment.

Fund Return	Fund Ending Level – Fund Starting Level Fund Starting Level

Trigger Level	145% of the Fund Starting Level

Observation Period	The period of trading days on which no market disruption event occurs commencing on (and including) the Trade Date and ending on (and including) the Final Valuation Date

Fund Level	The price of one share of the Fund times the Share Adjustment Factor.

Fund Starting Level	The Fund Level on the Trade Date.

Fund Ending Level	The Fund Level on the Final Valuation Date.

Share Adjustment Factor	Initially 1.0, subject to adjustment for antidilution events relating to the Fund.

CUSIP	25154H 24 4

ISIN	US25154H2444

Determining Payment Upon a Call or at Maturity

Scenario Analysis and Hypothetical Examples of Payment Upon a Call or at Maturity

The following examples assume a Fund Starting Level of 35, a Return on Call Date of 21.60% per annum and a Trigger Level of 50.75 (145% of the Fund Starting Level). The actual Fund Starting Level, Return on Call Date and Trigger Level will be set on the Trade Date.

Example 1: Securities are Called 9 Months after Trade Date

Observation Date	Fund Level	Result
December 26, 2008	40	Above the Fund Starting Level, Securities NOT Called
March 26, 2009	36	Above the Fund Starting Level, Securities NOT Called
June 25, 2009	30	Below the Fund Starting Level, Securities are Called
Call Price (per $10.00 Security)		$11.62 (based on Return on Call Date of 21.60% per annum)

Example 2: Securities are Called on the Final Valuation Date

Observation Date	Fund Level	Result
December 26, 2008	42	Above the Fund Starting Level, Securities NOT Called
March 26, 2009	52	Above the Fund Starting Level and Trigger Level, Securities NOT Called
June 25, 2009	40	Above the Fund Starting Level, Securities NOT Called
September 25, 2009	36	Above the Fund Starting Level, Securities NOT Called
December 28, 2009	42	Above the Fund Starting Level, Securities NOT Called
March 26, 2010 (Final Valuation Date)	30	Below the Fund Starting Level, Securities are Called
Call Price (per $10.00 Security)		$13.24 (based on Return on Call Date of 21.60% per annum)

Note that as long as the Fund closes at or below the Fund Starting Level on any of the six Observation Dates, the investor will receive the applicable Call Price, regardless of whether or not the Fund had closed above the Trigger Level on any prior trading day during the Observation Period.

Example 3: Securities are NOT Called and the Fund never closes above the Trigger Level on any trading day during the Observation Period

Observation Date	Fund Level	Result
December 26, 2008	36	Above the Fund Starting Level, Securities NOT Called
March 26, 2009	38	Above the Fund Starting Level, Securities NOT Called
June 25, 2009	40	Above the Fund Starting Level, Securities NOT Called
September 25, 2009	44	Above the Fund Starting Level, Securities NOT Called
December 28, 2009	46	Above the Fund Starting Level, Securities NOT Called
March 26, 2010 (Final Valuation Date)	48	Above the Fund Starting Level, Securities NOT Called
Payment at Maturity (per $10.00 Security)		$10.00

Example 4: Securities are NOT Called and the Fund closes above the Trigger Level on one or more trading days during the Observation Period

Observation Date	Fund Level	Result
December 26, 2008	36	Above the Fund Starting Level, Securities NOT Called
March 26, 2009	38	Above the Fund Starting Level, Securities NOT Called
June 25, 2009	52	Above the Fund Starting Level and Trigger Level, Securities NOT Called
September 25, 2009	40	Above the Fund Starting Level, Securities NOT Called
December 28, 2009	42	Above the Fund Starting Level, Securities NOT Called
March 26, 2010 (Final Valuation Date)	52.5	Above the Fund Starting Level and Trigger Level, Securities NOT Called
Payment at Maturity (per $10.00 Security)		$10.00 × (1 - Fund Return) = $10.00 × (1 - 50%) = $5.00

What are the tax consequences of the Securities?

You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe that the Securities should be treated as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your Securities, other than pursuant to a sale or exchange (including a call), and your gain or loss on the Securities should be long-term capital gain or loss if you hold the Securities for more than one year. If, however, the Internal Revenue Service (the “IRS“) were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this free writing prospectus and the accompanying product supplement.

On December 7, 2007, the Department of the Treasury (“Treasury“) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Fund. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

You could lose some or all of your initial investment – The Securities differ from ordinary debt securities in that we will not pay you coupons on the Securities or a fixed amount at maturity. If the Securities are not called, your cash payment at maturity will either be equal to your initial investment amount (if the Fund Level never closes above the Trigger Level on any trading day during the Observation Period) or will be based on the Fund Return (if the Fund Level closes above the Trigger Level on one or more trading days during the Observation Period), in which case you will receive a negative return on your investment. If the level of the Fund increases over the term of the Securities and the Fund Level closes above the Trigger Level on one or more trading days during the Observation Period, your payment at maturity will equal your initial investment amount minus 1% for every 1% increase in the Fund over the term of Securities, and you may lose up to 100% of your initial investment.

♦

No assurances of flat or negative-return environment – While the Securities are structured to provide potentially enhanced returns in a flat or negative-return environment, we cannot assure you of the economic environment during the term or at maturity of your Securities.

♦

Appreciation potential is limited to the Return on Call Date – The appreciation potential of the Securities is limited to the pre-specified Return on Call Date, regardless of the performance of the Fund. In addition, since the Securities could be called as early as the first Observation Date, the term of your investment could be cut short, and your return on the Securities would then be less than if the Securities were called at a later date. Following an early call, there is no guarantee that you would be able to reinvest the proceeds from your investment in the Securities at a comparable return for a similar level of risk. If the Securities are not called, you could lose up to 100% of your initial investment.

♦

Whether the Fund Level goes above the Trigger Level will be considered on each trading day during the Observation Period, not just on the Observation Dates – Whether the Fund Level goes above the Trigger Level will be considered on each trading day during the Observation Period, not just on the Observation Dates. Accordingly, you are exposed to increases in the Fund Level during each trading day of the term of the Securities, not merely on the specified Observation Dates.

♦

The anti-dilution protection is limited – The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. See “Anti-Dilution Adjustments” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

♦

Adjustments to the SPDR® KBW Regional BankingSM ETF or to the KBW Regional Banking IndexSM could adversely affect the value of the Securities – SSgA Funds Management, Inc. (“SSFM“) is the investment advisor to the SPDR® KBW Regional BankingSM ETF, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the KBW Regional Banking IndexSM. The stocks included in the KBW Regional Banking IndexSM are selected by Keefe, Bruyette & Woods, Inc. (“KBW”) from the universe of companies in the financial sector of the S&P 500® Index. KBW can add, delete or substitute the stocks underlying the KBW Regional Banking Index SM, which could change the value of the KBW Regional Banking IndexSM. Pursuant to its investment strategy or otherwise, SSFM may add, delete, or substitute the stocks composing the SPDR® KBW Regional BankingSM ETF. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the SPDR® KBW Regional BankingSM ETF, which could cause the price of Fund shares to close above the Trigger Level on any trading day during the Observation Period.

♦

The SPDR® KBW Regional BankingSM ETF and the KBW Regional Banking IndexSM are different – The performance of the SPDR® KBW Regional BankingSM ETF may not exactly replicate the performance of the KBW Regional Banking IndexSM because the SPDR® KBW Regional BankingSM ETF will reflect transaction costs and fees that are not included in the calculation of the KBW Regional Banking IndexSM. It is also possible that the SPDR® KBW Regional BankingSM ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the KBW Regional Banking IndexSM due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. SSFM may invest up to 5% of the SPDR® KBW Regional BankingSM ETF’s assets in convertible securities, structured notes, options and futures contracts and money market instruments including repurchase agreements or funds which invest exclusively in money market instruments. The SPDR® KBW Regional BankingSM ETF may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the KBW Regional Banking IndexSM and in managing cash flows.

♦

Securities not the same as the Fund – Owning the Securities is not the same as owning the stocks composing the index underlying the Fund or a security directly linked to the performance of the index underlying the Fund or directly linked to the performance of the Fund.

♦

No coupon payments, dividend payments or voting rights – As a holder of the Securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of stocks tracked by the Fund would have.

♦

Certain built-in costs are likely to adversely affect the value of the Securities prior to maturity – The original issue price of the Securities includes the agents’ commissions and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions will likely be lower than the original issue price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Securities to maturity. The contingent protection feature only applies at maturity.

♦

Secondary trading may be limited – The Securities will not be listed on a securities exchange. There may be little or no secondary market for the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily or at a price advantageous to you, and you may suffer a substantial loss. Deutsche Bank AG and its affiliates may act as market-makers for the Securities but are not required to do so. Because we do not expect that other market-makers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities. If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market-maker, it is likely that there would be little or no secondary market for the Securities.

♦

Potential conflicts – We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and such research, opinions or recommendations could affect the level of the Fund or the value of the Securities – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Fund.

♦

The value of the Securities will be influenced by many unpredictable factors - Many economic and market factors will influence the value of the Securities. We expect that, generally, the level of the Fund on any day will affect the value of the Securities more than any other single factor. However, you should not expect the value of the Securities in the secondary market to vary in proportion to changes in the level of the Fund. The value of the Securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the market price of the components underlying the Fund;

•	the dividend rate paid on each of the component stocks underlying the Fund (to the extent any dividends are paid on the component stocks underlying such Fund);

•	supply and demand for the Securities;

•	the expected frequency and magnitude of changes in the Fund Level (volatility);

•	economic, financial, political and regulatory or judicial events that affect each of the components underlying the Fund or markets generally and that may affect the Fund Level on any Observation Date;

•	interest and yield rates in the market generally;

•	the time remaining to the maturity of the Securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

Your investment is concentrated in one industry – All of the securities included in the Fund are issued by companies whose primary lines of business are directly associated with the U.S. regional banking sector. The performance of bank stocks may be affected by extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge, and which may change at any time. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from the financial difficulties of borrowers can negatively impact the sector, and are difficult to predict. Banks may also be subject to severe price competition. The U.S. regional banking industry is highly competitive and thus, failure to maintain or increase market share may result in lost market share. Economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts). Any of these factors could cause or contribute to large movements in the prices of the component securities held by the Fund, which could cause the price of Fund shares to close above the Trigger Level on any trading day during the Observation Period.

♦

Credit of Issuer – An investment in the Securities is subject to the credit risk of Deutsche Bank AG, and the actual and perceived creditworthiness of Deutsche Bank AG may affect the market value of the Securities.

♦

Potential Deutsche Bank AG impact on price – Trading or transactions by Deutsche Bank AG or its affiliates in the stocks composing the index underlying the Fund or in shares of the Fund, or in futures, options, exchange-traded funds or other derivative products on the stocks comprising the index underlying the Fund or shares of the Fund, may adversely affect the market value of the stocks composing the index underlying the Fund or shares of the Fund, the level of the index underlying the Fund or the Fund Level, and, therefore, the market value of the applicable offering of Securities.

♦

The SPDR® KBW Regional BankingSM ETF has limited performance history – The inception date of the Fund is June 19, 2006. Therefore, it has limited performance history and no actual investment which allowed tracking of the performance of the Fund was possible before that date.

♦

The U.S. federal income tax consequences of an investment in the Securities are unclear – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. As described above, on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The SPDR® KBW Regional BankingSM ETF

We have derived all information contained in this free writing prospectus regarding the SPDR® KBW Regional BankingSM ETF, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The Fund is an exchange traded fund (“ETF“) that trades on the American Stock Exchange LLC under the ticker symbol “KRE“. We have not participated in the preparation of, or verified, such publicly available information.

The Select Sector SPDR Trust (the “Trust“) is a registered investment company that consists of separate investment portfolios, including the Fund. The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the KBW Regional Banking IndexSM. Information provided to or filed with the SEC (the “Commission“) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information.

Investment Objective and Strategy

The Fund uses a passive management strategy designed to track the total return performance, before fees and expenses, of the KBW Regional Banking IndexSM. The KBW Regional Banking IndexSM is an equal weighted index of geographically diverse companies representing regional banking institutions listed on U.S. stock markets.

Replication

The Fund pursues the indexing strategy of “replication” in attempting to track, as closely as possible, the performance of the KBW Regional Banking IndexSM.

Correlation

The KBW Regional Banking IndexSM is a theoretical financial calculation, while the Fund is an actual investment portfolio. The performance of the Fund and the KBW Regional Banking IndexSM will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.”

Holdings Information

As of September 9, 2008, the Fund had 53 holdings. The Fund’s three largest holdings are Unionbancal Corp., First Commonwealth Financial Corp. and Valley National Bancorp. The following table summarizes the Fund’s top ten holdings in individual securities as of September 9, 2008.

Company	Percentage of Total Holdings
Unionbancal Corp.	3.49%
First Comonwealth Financial Corp.	3.08%
Valley National Bancorp	2.90%
Prosperity Bancshares Inc.	2.89%
Old National Bancorp	2.84%
Provident Financial Services Inc.	2.77%
CVB Financial Corp.	2.76%
Firstmerit Corp.	2.63%
Signature Bank	2.61%
City National Corp.	2.57%

The information above was compiled from www.ssgafunds.com. We have not participated in the preparation of, or verified, such publicly available information. The information on www.ssgafunds.com is not, and should not be considered, incorporated by reference herein.

The KBW Regional Banking IndexSM

We have derived all information contained in this free writing prospectus regarding the KBW Regional Banking IndexSM, including, without limitation, its make-up, method of calculation and changes in its component securities, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information.

The stocks included in the KBW Regional Banking IndexSM are selected and maintained by Keefe, Bruyette & Woods, Inc. (“KBW”) from the universe of all companies in the financial sector of the S&P 500® Index. The KBW Regional Banking IndexSM is a float-adjusted, equal-weighted index designed to represent the performance of the U.S. regional banking industry. Index constituents are chosen on the basis of relevance to the market sector in question and, after due consideration, on certain trading criteria, including but not limited to stock price, stock price volatility, stock price correlation to index price, average daily trading volume, optionability of stock, market capitalization, country of origin, listed exchange, and perceived viability of the listed company. Options on the KBW Regional Banking IndexSM began trading on the Philadelphia Stock Exchange on July 26, 2005 under the symbol “KRX.”

The KBW Regional Banking IndexSM is calculated as an equal-weighted index, meaning that each of the component stocks represented in the index has an equal weight and equal market capitalization. New shares outstanding are calculated by dividing the equal market capitalization by its current stock price quoted on the NASDAQ/NMS or the New York Stock Exchange. Equal market capitalization weighting is achieved through quarterly rebalancing (as described below). All of the stocks are assigned maximum initial weights equal to the lesser of their actual capitalization weight or 2% in the reconstituted index.

Based on capitalizations as of the close on the Monday before the third Saturday of the last month in each calendar quarter, the KBW Regional Banking IndexSM re-balancing will be calculated according to the following rules:

•	If any of the institutions’ index weightings have increased beyond 3.0%, their weighting will be reduced to a maximum of 2.0% in the quarterly rebalancing.

•	If any of the institutions’ index weightings have dropped below 1.0%, their weightings will be increased to 2.0% in the rebalancing.

•

Any excess weighting available will be reallocated to the smaller institutions and any weighting needed to increase weighting in the larger institutions will be taken from the smaller institutions in the same manner as in the initial allocation at the time of the rebalancing.

•	The rebalancing will be implemented at the close on the Friday before the third Saturday of the last month in each calendar quarter.

•	Index value = 1/divisor*SUM (Price(i) * index shares (i))

Under the methodology employed, on a quarterly basis, the KBW index committee will evaluate the components’ current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions, mergers and index composition changes). Such quarterly examination will result in an index rebalancing if either one or both of the following two weight distribution requirements are not met:

•

first, if the current weight of the single largest index security exceeds 3.0%, the weights of all stocks above 2.0% will be scaled down by enough for the adjusted weight of the single largest index security to be set to 2.0%;

•

second, for those index securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 2.5%, if their “collective weight” exceeds 48.0%, the weights of all stocks will be scaled down by just enough for the “collective weight,” so adjusted, to be set to 40.0%.

The aggregate weight reduction among the stocks resulting from either or both of the above rescalings will then be redistributed to the remaining securities in the index. Additional iterations will be performed until the accumulated increase in weight among the remaining securities exactly equals the aggregate weight reduction among the stocks from rebalancing in accordance with the weight distribution requirement above.

To then complete the rebalancing procedure, once the final percent weights of each index security are set, the index share weights will be determined anew based upon the last sale prices and aggregate float-adjusted modified capitalization-weighted or equal capitalization-weighted based on the indexes at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September, and December. Changes to the index share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the divisor will be made to ensure continuity of the index.

In the event that there is a change in the nature of any component stock in the index that will change the overall market character of the index (e.g., delisting, merger, acquisition, change of principal business, or otherwise), KBW will take appropriate steps to remove the stock or replace it with another stock that would best represent the intended market character of the index.

Companies that are the target of a merger or acquisition that will change the market character of the index will be removed or replaced as close as practicable to the announced or effective date of the transaction. Companies that have filed for bankruptcy will be removed or replaced as soon as practicable after such filing has occurred. Corporate restructuring will be analyzed on a case-by-case basis to determine the appropriate action to be taken.

KBW reserves the authority to add one or more index-eligible stocks on a quarterly basis, or alternatively to remove any component stock on a quarterly basis if it believes such stock no longer provides adequate representation of the U.S. regional banking securities, or no longer maintains the character of the index. In the case of a stock removal, KBW may choose to replace such stock with an index-eligible stock at any time, but it is not required to do so.

Historical Performance

You can obtain the level of the Fund at any time from the Bloomberg Financial Markets page “KRE <Equity> <GO>“. The graph below illustrates the performance of the Fund from June 22, 2006 to September 9, 2008. The historical levels of the Fund should not be taken as an indication of future performance. The inception date of the Fund is June 19, 2006. No actual investment which allowed a tracking of the performance of the Fund was possible at any time prior to June 19, 2006.

Source: Bloomberg L.P.

The Fund Level on September 9, 2008 was 34.94.

Information contained in the KBW website and Bloomberg Financial Markets page referenced above is not incorporated by reference herein.

You can obtain the level of the KBW Regional Banking IndexSM at any time from the Bloomberg Financial Markets page ”KRX<Index><GO>.” The graph below illustrates the performance of the KBW Regional Banking IndexSM from September 10, 2003 to September 9, 2008. The performance of the Fund may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the KBW Regional Banking IndexSM . The historical levels of the KBW Regional Banking IndexSM should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The level of the KBW Regional Banking IndexSM on September 9, 2008 was 70.32.

Information contained in the KBW website and Bloomberg Financial Markets page referenced above is not incorporated by reference herein.

Supplemental Underwriting Information

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive discounts and commissions of $0.15 per $10.00 Security face amount. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this free writing prospectus minus a concession not to exceed the discounts and commissions indicated on the cover. See “Underwriting” in the accompanying product supplement.